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                       SECURITIES AND EXCHANGE COMMISSION



                              Washington, DC 20549


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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 10, 2000


                              SunTrust Banks, Inc.
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             (Exact name of registrant as specified in its charter)



         Georgia                      001-08918               58-1575035
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 (State of Incorporation)     (Commission File Number)       (IRS Employer
                                                          Identification No.



       303 Peachtree Street, N.E.
            Atlanta, Georgia                                30308
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(Address of principal executive offices)                  (Zip Code)



       Registrant's telephone number, including area code: (404) 588-7711


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          (Former name or former address, if changed since last report)

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
Item 5.  Other Events.

SunTrust Banks, Inc. today reported record-operating income of $332.2 million, up from the $325.9 million earned in the third quarter of 1999. Operating earnings of $1.11 per diluted share were up 10% from the $1.01 per diluted share earned in the third quarter of last year. Including $5.4 million in after-tax merger-related charges, reported net income totaled $326.8 million for the quarter or $1.10 per diluted share compared to $321.4 million or $1.00 per diluted share in the third quarter of 1999. Reported return on assets was 1.34% for the quarter and return on average realized equity was 21.62%.

For the first nine months of 2000, operating earnings were $989.8 million, up from the $924.3 million earned in the first nine months of 1999. Operating earnings per diluted share for the first nine months of 2000 were $3.27, up 14% from the $2.87 earned in 1999. Including $26.1 million in after-tax merger-related charges, reported net income for the first nine months of 2000 was $963.7 million. Through the first nine months of 2000, reported return on assets was 1.35% and return on average realized equity was 21.47%.

"I am pleased to report our efficiency programs are beginning to show results, both in terms of increased revenues in targeted categories and a gradual improvement in our expense structure," said L. Phillip Humann, SunTrust's Chairman, President and Chief Executive Officer. "These initiatives contributed to another quarter of record earnings despite the slowing in the economy related to rising interest rates."

Fully taxable net interest income of $781.5 million in the quarter was down 3% from the third quarter of 1999. The decline in net interest income is attributable primarily to the sale of the consumer credit card portfolio, as well as the ongoing impact of rising interest rates and the Company's stock buyback program. For the first nine months of 2000, fully taxable net interest income was $2,352.3 million, down 1% from the first nine months of 1999. The net interest margin for the third quarter was 3.47%. Average loans for the third quarter were $71.5 billion, up 14% from the third quarter of last year.

Noninterest income, excluding securities gains and losses, was $447.8 million in the quarter, up slightly from the third quarter of 1999. For the first nine months of 2000, noninterest income, excluding securities gains and losses, was $1,320.2 million, virtually unchanged from the first nine months of 1999. Noninterest income represented 36% of total revenue through the first nine months of 2000. Noninterest expense, excluding merger-related expenses, was $698.3 million for the quarter, down slightly from the $701.6 million recorded in the second quarter of 2000.

Net charge-offs in the third quarter were $30.5 million or .17% of average loans down from $40.8 million or .26% of average loans in the third quarter of last year. The provision for loan losses was $30.5 million for the quarter, down from $46.5 million a year ago.

Nonperforming assets were $404.5 million at quarter-end or .56% of loans and foreclosed properties. Three credits represented 82% of the quarterly increase in nonperforming assets. Nonperforming assets at September 30, 2000 included $380.9 million in nonperforming loans and $23.6 million in net other real estate owned. Nonperforming assets at September 30, 2000 comprised .40% of total assets, compared to .31% at June 30, 2000 and .28% a year ago. The allowance for loan losses at September 30, 2000 was $874.5 million and represented 1.21% of loans.

At September 30, 2000, SunTrust had total assets of $100.5 billion and total deposits of $69.2 billion. Equity capital of $7.7 billion represented 7.66% of total assets. Book value per share was $25.85.

Please   refer  to  the   Investor   Relations   section   of  our   website  at
www.suntrust.com for the corresponding financial tables and information.

SunTrust Banks, Inc., based in Atlanta, Georgia, is the nation's 10th largest commercial banking organization. The Company provides a wide range of services to meet the financial needs of its growing customer base in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia, and the District of Columbia. Its primary businesses include traditional deposit and credit services as well as trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage and investment services.
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         A copy of the press release is attached hereto as Exhibit 99.1



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      Exhibits.

                  99.1 Text of Press Release of SunTrust Banks, Inc., dated October 10, 2000.



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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 20, 2000



                                           By: /s/ William P. O'Halloran
                                              ---------------------------------
                                                William P. O'Halloran
                                                Senior Vice President
                                                and Controller



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                                INDEX TO EXHIBITS


EXHIBIT NUMBER AND DESCRIPTION
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99.1     Text of Press Release of SunTrust Banks, Inc., dated October 10, 2000



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